Exhibit 10.14

EQUIFAX
DIRECTOR AND EXECUTIVE STOCK DEFERRAL PLAN
(As Amended and Restated Effective as of January 1, 2019)

Equifax Inc., a Georgia corporation (the “Company”), established the Director and Executive Stock Deferral Plan, effective January 1, 2003, for the purpose of attracting high quality executives and directors and promoting in its key executives and directors increased efficiency and an interest in the successful operation and performance of the Company.

Because the laws applicable to deferred compensation plans, such as the Plan, were significantly changed effective January 1, 2005, the Company amended and restated the Plan to provide certain new rules for amounts deferred under the Plan on or after January 1, 2005. Amounts deferred under the Plan prior to January 1, 2005 (and any earnings thereon) continue to remain subject to the prior terms and conditions of the Plan, including the payment rules. The Plan has been amended from time to time and is being amended and restated as set forth herein effective January 1, 2019.

ARTICLE 1

Definitions

1.1Account shall mean the records maintained by the Administrator to determine the Participant’s deferrals under this Plan and any Dividend Equivalent Units credited on such deferrals. Such Account may be reflected as an entry in the Company’s records, or as a separate account under a trust, or as a combination of both. The Administrator may establish such subaccounts as it deems necessary for the proper administration of the Plan. For purposes of certain provisions of the Plan, the Participant’s Account shall be divided between a Pre-Section 409A Account and a Section 409A Account.

1.2Administrator shall mean the person or persons appointed by the Board of Directors of the Company (or its designee) to administer the Plan pursuant to Article 10 of the Plan.

1.3Beneficiary shall mean the person(s) or entity designated as such in accordance with Article 9 of the Plan.

1.4Change in Control shall mean any of the following events:

a.Voting Stock Accumulations. The accumulation by any Person of Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the Company’s Voting Stock; provided that for purposes of this subparagraph (a), a Change in Control will not be deemed to have occurred if the accumulation of twenty percent (20%) or more of the voting power of the Company’s Voting Stock results from any acquisition of Voting Stock (i) directly from the Company that is approved by the Incumbent Board, (ii) by the Company, (iii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (iv) by any Person pursuant to a Business Combination that complies with all of the provisions of clauses (i), (ii) and (iii) of subparagraph (b); or

b.Business Combinations. Consummation of a Business Combination, unless, immediately following that Business Combination, (i) all or substantially all of the Persons who were the beneficial owners of Voting Stock of the Company immediately prior to that Business Combination beneficially own, directly or indirectly, more than sixty-six and two-thirds percent (662/3%) of the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors of the entity resulting from that Business Combination (including, without limitation, an entity that as a result of that transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to that Business Combination, of the Voting Stock of the Company, (ii) no Person (other than the Company, that entity resulting from that Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Eighty Percent (80%) Subsidiary or that entity resulting from that Business Combination) beneficially owns, directly or indirectly, twenty percent (20%) or more of the then outstanding shares of common stock of the entity resulting from that Business Combination or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of that entity, and (iii) at least a majority of the members of the Board of Directors of the entity resulting from that Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for that Business Combination; or

c.Sale of Assets. Consummation of a sale or other disposition of all or substantially all of the assets of the Company; or

d.Liquidations or Dissolutions. Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with all of the provisions of clauses (i), (ii) and (iii) of subparagraph (b).

e.Definitions. For purposes of this paragraph defining Change in Control, the following definitions shall

i.Beneficial Ownership shall mean beneficial ownership as that term is used in Rule 13d-3 promulgated under the Exchange Act.
ii.Business Combination shall mean a reorganization, merger or consolidation of the Company.
iii.Eighty Percent (80%) Subsidiary shall mean an entity in which the Company directly or indirectly beneficially owns eighty percent (80%) or more of the outstanding Voting Stock.
iv.Exchange Act shall mean the Securities Exchange Act of 1934, including amendments, or successor statutes of similar intent.
v.Incumbent Board shall mean a Board of Directors at least a majority of whom consist of individuals who either are (a) members of the Company’s Board of Directors as of December 1, 2007 or (b) members who become members of the Company’s Board of Directors subsequent to December 1, 2007 whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which that person is named as a nominee for director, without objection to that nomination), but excluding, for that purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.
vi.Person shall mean any individual, entity or group (within the meaning of Section 13(d)(3) or 14 (d)(2) of the Exchange Act).
vii.Voting Stock shall mean the then outstanding securities of an entity entitled to vote generally in the election of members of that entity’s Board of Directors.

1.5Code shall mean the Internal Revenue Code of 1986, as amended.

1.6Company shall mean Equifax Inc., a Georgia corporation or its successor.

1.7Common Stock shall mean the common voting stock of the Company.

1.8Deferred Stock shall mean Common Stock, the receipt of which the Participant has agreed to defer pursuant to Article 2 of this Plan.

1.9Disability shall be defined as eligibility to receive benefits under the Company’s Long Term Disability Plan as in effect at the time of such Disability. If no such plan is then in effect, Disability shall mean a physical or mental condition which prevents the Participant from performing the normal duties of his or her current position for a period of at least one hundred eighty (180) consecutive days. The determination of Disability shall be made in a manner consistent with the requirements of Section 409A.

1.9ADividend Equivalent Units shall mean the right to receive a payment, in cash or shares of Common Stock, equal to the cash dividends and other distributions paid with respect to shares of Common Stock.

1.10 Eligible Executive shall mean an executive of an Employer selected by the Administrator to be eligible to participate in the Plan or a member of the Board of Directors of the Company. The Administrator may at any time determine that an executive previously selected to be eligible to participate in the Plan shall cease to be eligible to make additional deferrals under the Plan, at which time such executive shall no long be an Eligible Executive.

1.11 Employer shall mean the Company and any Subsidiary whose employees are designated as eligible to participate in the Plan.

1.12 ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.13 Financial Hardship shall mean an unexpected need for cash arising from illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence which is not covered by insurance and which is determined to qualify as a Financial Hardship by the Administrator. Cash needs arising from foreseeable events such as the purchase of a residence or education expenses for children shall not, alone, be considered a Financial Hardship. The Administrator shall make its determination of Financial Hardship in a manner consistent with the requirements of Section 409A.

1.14 Participant shall mean an Eligible Executive who has elected to participate and has completed a Participant Election Form pursuant to Article 2 of the Plan.

1.15 Participant Election Form shall mean the written agreement submitted by the Participant to the Administrator on a timely basis pursuant to Article 2 of the Plan. The Participant Election Form may take the form of an electronic communication followed by appropriate written or electronic confirmation according to specifications established by the Administrator.

1.16 Payment Date shall mean the date on which the Restricted Stock Units are no longer subject to a substantial risk of forfeiture under the terms of the Stock Incentive Plan and, absent a deferral election under this Plan, shares of Common Stock would first become payable to the Participant pursuant to the RSU, as determined by the Administrator.

1.17 Plan Year shall mean the calendar year.

1.18 Pre-Section 409A Account means the portion (if any) of the Participant’s Account that was credited to the Participant as of December 31, 2004 and vested in the Participant, and any earnings thereon. The Participant’s Pre-Section 409A Account shall be payable in accordance with Articles 4 and 6.

1.19 Restricted Stock Units ("RSUs") shall mean an award pursuant to a Stock Incentive Plan of the right to receive shares of Common Stock at the end of a specified period.

1.20 Retirement shall mean a Participant’s Termination of Employment on or after the Retirement Eligibility Date except that with respect to a Participant who is a non-employee director, Retirement shall mean termination of service as a member of the Board of Directors of the Company.

1.21 Retirement Eligibility Date shall mean the date on which the Participant has both attained age fifty-five (55) and completed at least five (5) Years of Vesting Service. Each non-employee director has always attained his or her Retirement Eligibility Date.

1.22 Scheduled Withdrawal shall mean the distribution elected by the Participant pursuant to Article 6 of the Plan.

1.23 Section 409A shall mean Section 409A of the Code, as it may be amended from time to time, and the regulations and rulings thereunder.

1.24 Section 409A Account shall mean the portion of the Participant’s Account that is not a Pre-Section 409A Account. The Participant’s Section 409A Account shall be payable in accordance with Articles 4 and 6.

1.25 Settlement Date shall mean the date by which a lump sum payment shall be made or the date by which installment payments shall commence. Unless otherwise specified, the Settlement Date shall be in the month following the month in which the event triggering the payout occurs.

1.26 Stock Incentive Plan shall mean the Equifax Inc. 2008 Omnibus Incentive Plan, each prior equity plan sponsored by the Company, and each such other equity plan sponsored by the Company as may be designated by the Administrator.

1.27 Subsidiary shall mean any corporation in an unbroken chain of corporations, beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. The term “Subsidiary” shall also include a partnership or limited liability company in which the Company or a Subsidiary owns 50% or more of the profits interest or capital interest.

1.28 Termination of Employment shall mean the date of the Participant’s separation from service (as determined in accordance with Section 409A) with the Employer for any reason whatsoever, whether voluntary or involuntary, including as a result of the Participant’s Retirement, Disability or death.

1.29 Unscheduled Withdrawal shall mean a distribution elected by the Participant with respect to his Pre-Section 409A Account pursuant to Article 7 of the Plan.

1.30 Valuation Date shall mean the date the Participant’s Account is valued and shall be the last day of the month preceding the month in which the payout or other event triggering the valuation occurs or such other date as determined by the Administrator.

1.31 Withdrawal Penalty shall mean the ten percent (10%) penalty deducted from an Account as a result of an Unscheduled Withdrawal or a change in the form of payout within thirteen (13) months prior to Termination of Employment as provided in Section 4.1(b) of the Plan.

1.32 Years of Vesting Service shall mean the years of vesting service credited to the Participant under the Equifax Inc. 401(k) Plan, as amended.

ARTICLE 2

Participation

2.1Deferral of RSUs. An Eligible Executive may make a deferral election with respect to all, or if permitted by the Administrator, a portion of an award of RSUs, during the election periods specified by the Administrator, which may include, in the discretion of the Administrator (i) a period that ends prior to the beginning of the calendar year in which RSUs are granted, (ii) within thirty (30) days of the date RSUs are granted, or (iii) at least 12 months prior to the Payment Date. Any such election will be an election to delay receipt of shares of Common Stock subject to such RSUs and to instead receive rights to Deferred Stock under this Plan. By making an election to delay receipt of the shares subject to the RSUs, the Eligible Executive is irrevocably agreeing to delay receipt of the stock certificates for the Deferred Stock, to stand in the position of an unsecured general creditor with respect to any right to receipt of the Deferred Stock under this Plan, and with respect to deferral elections made prior to January 1, 2019, to forfeit any dividends that may become payable on the Deferred Stock after the Payment Date and prior to the date the Deferred Stock is delivered to the Participant. The Administrator may change the timing of any election, limit the number or type of shares (or the type of RSU award) eligible to be deferred by any Participant or group of Participants, or subject to and as permitted by Section 409A, cancel an election or provide for special elections.

2.2Participant Election Form. In order to make an election, an Eligible Executive must submit a Participant Election Form to the Administrator within the time period specified by the Administrator in accordance with Section 2.1 above. The requirements regarding the form and timing of such election shall be interpreted and applied by the Administrator in its complete and sole discretion.

2.3Election Irrevocable. The election to defer shares subject to RSUs under this Plan shall be irrevocable except as provided in Section 4.5 in the event of Financial Hardship.

ARTICLE 3

Rights Associated With Deferred Stock

3.1Participant Accounts. Solely for recordkeeping purposes, separate Accounts (a Retirement Account and any Scheduled Withdrawal Accounts) shall be maintained for each Participant and shall be credited with the Participant’s deferrals directed by the Participant to each Account at the time such amounts would otherwise have been paid to the Participant, as well as any Dividend Equivalent Units credited in accordance with Section 3.2. The Participant will designate for each deferral of shares subject to RSUs which portion of the Participant’s deferrals for such Plan Year shall be credited to the Participant’s Retirement Account and any Scheduled Withdrawal Account the Participant has elected to establish. Amounts credited to a Participant’s Account shall be fully vested at all times.

The Administrator shall provide such additional payment elections to Participants (including Participants who are no longer active employees or otherwise do not actively participate in the Plan) with respect to amounts credited to the Plan pursuant to this Section 3.1 as are consistent with Section 409A, including the transition rules.

3.2Dividend and Voting Rights. No dividends or Dividend Equivalent Units will be credited with respect to any Deferred Stock that is deferred in accordance with Participant Election Forms submitted prior to January 1, 2019. Dividend Equivalent Units will be credited with respect to Deferred Stock that is deferred into the Plan pursuant to Participant deferral elections made on or after January 1, 2019 if the RSU subject to the deferral election includes a right to Dividend Equivalent Units. With respect to any such Deferred Stock that is deferred under a deferral election made on or after January 1, 2019 with respect to an RSU that includes a right to Divident Equivalent Units, if any dividends are paid or other distributions are made on shares of Common Stock between the Payment Date and the date the Deferred Stock is delivered to the Participant, Dividend Equivalent Units will be credited to the Participant’s Account and will be deemed reinvested in additional Deferred Stock. A Participant shall have no voting rights, and, except as expressly provided in the Plan, shall have no other rights against the Company or an Employer by reason of the crediting of the Deferred Stock.

3.3Share Adjustments. Nothing contained in this Plan nor any action taken hereunder shall be construed as limiting the rights of the Company to credit additional Deferred Stock or issue additional Common Stock even though such issuances may dilute the value of outstanding Deferred Stock. If the outstanding shares of Common Stock of the Company are increased, decreased, changed into or exchanged for a different number or kind of shares of the Company through reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, upon authorization of the Board of Directors of the Company, an equitable adjustment shall be made in the number or kind of Deferred Stock which may be purchased or issued in the aggregate and to individual Participants under the Plan; provided, however, that (except with respect to a stock split or reverse stock split) no such adjustment need be made if upon the advice of counsel, the Administrator determines that such adjustment may result in the receipt of federally taxable income to Participants hereunder or to the holders of Common Stock or other classes of the Company’s securities. In all cases, the nature and extent of adjustments under this Section shall be determined by the Administrator in its sole discretion, and any such determination as to what adjustments shall be made, and the extent thereof, shall be final and binding. No fractional shares of stock shall be issued under the Plan pursuant to any such adjustment. All adjustments and actions described in this Section shall be subject to compliance with the requirements of all applicable securities laws, rules, and regulations.

3.4Statement of Accounts. The Administrator shall provide or make available to each Participant with statements at least quarterly setting forth the amount of Deferred Stock in the Participant’s Account at the end of each quarter.

ARTICLE 4

Retirement Benefits

4.1Retirement Benefits. Section 409A Account - In the event of the Participant’s Retirement or Disability, the Participant shall be entitled to receive a distribution of whole shares of Common Stock of the Company equal to the amount of Deferred Stock (including any Dividend Equivalent Units) credited to the Participant’s Section 409A Account as of the Valuation Date. Fractional shares will be paid in cash or disregarded as determined by the Administrator in its discretion. The benefits shall be paid in a single lump sum unless the Participant has elected at the time of deferral (or in accordance with the transition rules of Section 409A) to have the shares of Common Stock paid in substantially level annual installments over a specified period of not more than fifteen (15) years, provided, that effective for deferral elections made on or after January 1, 2019, the Participant may elect to have the shares of Common Stock subject to such deferral paid in substantially level annual installments over a specified period of not more than five (5) years. Once a Participant has made a Retirement payment election after January 1, 2019, such form of payment shall apply to all future deferral elections by the Participant to defer shares until Retirement. Notwithstanding the previous sentences, if an election to defer shares with respect to an award of RSUs was made more than 30 days after the date such RSUs were granted (or within 30 days after grant but when the Participant had already attained his Retirement Eligibility Date), no Deferred Shares with respect to such RSUs may be paid prior to the date five years after the original Payment Date with respect to such RSUs. For the avoidance of doubt, this five-year deferral requirement does not apply if the deferral election was made in the calendar year prior to the year in which the RSUs were granted. Payments shall begin on the Settlement Date following Retirement, and, if applicable, subsequent installment payments (and payments with respect to Deferred Shares held to meet the five-year deferral requirement) shall be made on the anniversaries of the Settlement Date. A Participant may, not less than twelve (12) months prior to Retirement, elect to change the method of payment of the Participant’s Section 409A Account at Retirement, provided that (i) only one such change is permitted and after such election change, the election is irrevocable; (ii) the payment date (or payment commencement date) for the Participant’s Section 409A Account will be deferred for 5 years after Retirement, and (iii) the election shall not become effective for 12 months. The change of election shall be made through a method established by the Plan Administrator.

a.Pre-Section 409A Account - In the event of the Participant’s Retirement or Disability, the Participant shall be entitled to receive a distribution of shares of Common Stock of the Company equal to amount of Deferred Stock credited to the Participant’s Pre-Section 409A Account as of the Valuation Date. The distribution shall be in a single lump sum unless the Participant makes a timely election prior to Retirement to divide the Deferred Stock into equal annual installments distributed over a specified period of not more than fifteen (15) years. Payments shall begin on the Settlement Date following Termination of Employment. An election to change the form of payout may be made at any time prior to Termination of Employment by submitting to the Administrator the form provided for such purpose, but elections shall not be effective unless made no less than thirteen (13) calendar months prior to Termination of Employment. Notwithstanding the foregoing, the Participant may elect to have the new election take effect less than thirteen (13) months prior to Termination of Employment, subject to a Withdrawal Penalty of ten percent (10%) of the value of the Pre-Section 409A Account balance forfeited to the Company.

4.2Termination Benefit. Upon Termination of Employment other than by reason of Retirement, Disability or death, the Participant shall be entitled to receive a distribution of whole shares of Common Stock of the Company equal to the amount of Deferred Stock (including any Dividend Equivalent Units) credited to the Participant’s Account as of the Valuation Date. Fractional shares will be paid in cash or disregarded as determined by the Administrator in its discretion. The distribution shall be in a single lump sum on the Settlement Date following Termination of Employment; provided, however, if an election to defer shares with respect to an award of RSUs was made more than 30 days after the date such RSUs were granted (or within 30 days after grant but when the Participant had already attained his Retirement Eligibility Date), the Deferred Shares with respect to such RSUs may not be paid prior to the date five years after the original Payment Date with respect to such RSUs. Any such Deferred Shares not payable on the Settlement Date following Termination of Employment shall be paid on the anniversary of the Settlement Date after the five-year deferral requirement has been satisfied. For the avoidance of doubt, this five-year deferral requirement does not apply if the deferral election was made in the calendar year prior to the year in which the RSUs were granted. The Company may, in its sole discretion with respect to the Participant’s Pre-Section 409A Account, elect to divide the Deferred Stock into equal annual installments distributed over a period of three (3) years beginning on the Settlement Date following Termination of Employment.

4.3Small Benefit Exception. Notwithstanding the provisions of Section 4.1, if the value of the Participant’s Account due upon Retirement is less than or equal to fifty thousand dollars ($50,000), the Company shall pay such benefits in a single lump sum payable on the last day of the month in which such benefits first become payable. Notwithstanding the previous sentence, if an election to defer shares with respect to an award of RSUs was made more than 30 days after the date such RSUs were granted (or within 30 days after the grant but when the Participant had already attained his Retirement Eligibility Date), no Deferred Shares with respect to such RSUs may be paid prior to the date five years after the original Payment Date with respect to such RSUs.

4.4Special Rule for Specified Employees. Notwithstanding any other provision of this Plan, if the Participant is a Specified Employee (as determined by the Administrator or its designee in accordance with procedures established by the Administrator that are consistent with Section 409A), distributions of such Participant’s Section 409A Account on account of the Participant’s Termination of Employment may not be made before the date that is 6 months after the date of the Participant’s Termination of Employment (or, if earlier, the date of death of the Participant), and any distribution that would otherwise be payable before the 6-month anniversary shall be delayed and shall be paid within 30 days following such 6-month anniversary.

4.5Financial Hardship Distribution. Upon a finding by the Administrator that the Participant (or, after the Participant’s death, a Beneficiary) has suffered a Financial Hardship, the Administrator may authorize a distribution of benefits under the Plan in the amount reasonably necessary to alleviate such Financial Hardship. Such distribution shall not exceed the dollar amount necessary to satisfy the Financial Hardship plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the Financial Hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause Financial Hardship). In the event of a distribution from the Plan based on Financial Hardship, a Participant’s previous deferral elections with respect to RSUs with Payment Dates after the date of the distribution for Financial Hardship shall be canceled, and the Participant shall not be allowed to make a new deferral election until the enrollment period next following one full calendar year from the date of such distribution.

4.6Consequences of a Change in Control. Upon the occurrence of a Change in Control, each Participant’s Account shall remain subject to the Plan’s payment provisions and the Participant’s elections as to the time and method of payment (subject to the Company’s rights to amend or to terminate the Plan in accordance with Article 8 or in accordance with Section 409A).
ARTICLE 5

Death Benefits

5.1Survivor Benefit Before Benefits Commence. If the Participant dies prior to commencement of benefits under Article 4, the Participant’s Beneficiary shall be entitled to receive a distribution of shares of Common Stock of the Company equal to the amount of Deferred Stock credited to the Participant’s Account as of the Valuation Date. The death benefit shall be paid in the same form elected by the Participant for Retirement benefits under Article 4.1 beginning on the Settlement Date following the date of the Participant’s death (or as soon thereafter as such death is established by reasonable documentation). However, the Administrator may, in its complete and sole discretion, change the form of distribution of the death benefit attributable to the Participant’s Pre-Section 409A Account prior to the Settlement Date upon which benefits are scheduled to commence.

5.2Survivor Benefit After Benefits Commence. If the Participant dies after benefits have commenced under Article 4, the Company shall pay to the Participant’s Beneficiary the remaining Deferred Stock payable to the Participant under the Plan over the same period such amounts would have been paid to the Participant. However, the Administrator may, in its complete and sole discretion, change the form of distribution of the death benefit attributable to the Participant’s Pre-Section 409A Account prior to the commencement of payments to the Beneficiary.

ARTICLE 6

Scheduled Withdrawal

6.1Election. The Participant may make an election on the Participant Election Form at the time of making a deferral to establish a Scheduled Withdrawal Account for payment of Deferred Stock (including any related Dividend Equivalent Units) from the Account. The Participant may elect to receive a Scheduled Withdrawal in any month and year that is more than two (2) years after the Payment Date applicable to the RSUs to which the election applies (unless the election is treated as a subsequent election, in which case the Scheduled Withdrawal date must be at least five (5) years after the Payment Date), and may elect to have the Scheduled Withdrawal distributed in a single lump sum or to divide the Deferred Stock into equal annual installments distributed over a period of up to five (5) years. The Participant may establish separate Scheduled Withdrawal Accounts with different Scheduled Withdrawal dates, provided that effective January 1, 2020, the Participant may only elect a new Scheduled Withdrawal date if the Participant is unable to defer amounts into any existing Scheduled Withdrawal Account (for example, due to the existing Scheduled Withdrawal dates occurring before the second anniversary of the Payment Date applicable to the RSUs to which the current election applies). For any Scheduled Withdrawal date, the Participant may not elect a new form of payment to apply to the Deferred Shares payable on such Scheduled Withdrawal date (i.e., a lump sum or annual installments over a period of up to five (5) years) if the Participant previously elected a form of payment for such Scheduled Withdrawal date. For the avoidance of doubt, nothing in the prior sentence changes in any manner any election made prior to January 1, 2019. The Scheduled Withdrawal date and form of payout elected for a Scheduled Withdrawal Account shall be irrevocable, except that (a) with respect to amounts that are credited to the Pre-Section 409A Account a Participant may petition to the Administrator once no less than thirteen (13) months prior to the date originally elected for the Scheduled Withdrawal to defer (but not accelerate) the Scheduled Withdrawal date and/or to change the form of payout of the Scheduled Withdrawal to an alternative payout period then available for Scheduled Withdrawals under the Plan, and (b) with respect to amounts credited to the Section 409A Account, a Participant may, not less than twelve (12) months prior to the payment dates of any Scheduled Withdrawal Accounts he has established under this Section 6.1, elect to defer the date on which payment of any Scheduled Withdrawal Account shall commence and/or change the method of payment of such Scheduled Withdrawal Account, provided that, (i) after the initial election under this Section 6.1, a Participant may only make one election change with respect to a particular Scheduled Withdrawal Account (after such election change, the election shall become irrevocable); (ii) except as otherwise permitted by Section 409A, the first in-service payment with respect to such changed election must be deferred at least five (5) years from the date such payment would otherwise have been made, (iii) except as otherwise permitted by Section 409A, the election shall not become effective for twelve (12) months.

6.2Timing of Scheduled Withdrawal. The Scheduled Withdrawal payment shall be paid (or commence to be paid) by the Company to the Participant within 30 days following the end of the month and calendar year the Participant has elected on the Participant Election Form to receive such Scheduled Withdrawal (and if applicable, subsequent annual payments shall be made within 30 days following the end of such month of subsequent calendar years), unless preceded by Termination of Employment. In the event of Termination of Employment prior to complete payment of the Scheduled Withdrawal, the Scheduled Withdrawal (or the remaining balance thereof) shall be paid in the form provided in Article 4 of the Plan. In the event such Termination of Employment is as a result of the Participant’s death prior to complete payment of the Scheduled Withdrawal, the Scheduled Withdrawal shall be paid as provided in Section 5.1 of the Plan.

ARTICLE 7

Unscheduled Withdrawal for Pre-Section 409A Account

7.1Election. A Participant (or, after the Participant’s death, a Beneficiary) may take an Unscheduled Withdrawal from his Pre-Section 409A Account at any time. The Unscheduled Withdrawal shall be paid no later than the last day of the month following the month in which the Unscheduled Withdrawal is requested. Only one Unscheduled Withdrawal shall be permitted in each Plan Year.

7.2Withdrawal Penalty. There shall be a Withdrawal Penalty deducted from the Pre-Section 409A Account prior to an Unscheduled Withdrawal from such Account equal to ten percent (10%) of the Unscheduled Withdrawal.

7.3Minimum Withdrawal. The minimum Unscheduled Withdrawal shall be twenty-five percent (25%) of the balance of the Pre-Section 409A Account rounded to the nearest whole share.

ARTICLE 8

Amendment and Termination of Plan

8.1Amendment. The Company may at any time or from time to time modify or amend any or all of the provisions of the Plan, or stop future deferrals to the Plan, provided that, except as expressly provided with respect to a termination of the Plan, no such amendment shall reduce a Participant’s Account balance or change existing elections with respect to the time and method of payment of a Participant’s Account.

8.2Termination of Plan. The Company expects to continue this Plan, but does not obligate itself to do so. The Company reserves the right to discontinue and terminate the Plan at any time, in whole or in part, for any reason (including a change, or an impending change, in the tax laws of the United States or any State). Termination of the Plan shall be binding on all Participants and Employers, but in no event may such termination reduce the amounts credited at that time to any Participant’s Account. If this Plan is terminated, (i) with respect to Participants’ Section 409A Accounts and subject to Section 4.4, amounts credited to Participant’s Section 409A Accounts shall be paid in a lump sum, provided that (A) the Company terminates at the same time any other arrangement that is subject to Section 409A and that would be aggregated with the Plan under Section 409A; (B) the Company does not adopt any other arrangement that would be aggregated with the Plan under Section 409A for three years; (C) the payments upon such termination shall not commence until 12 months after the date of termination and all such payments must be completed within 24 months after the date of termination; and (D) such other requirements as may be imposed by Section 409A are satisfied, and (ii) with respect to Participant’s Pre-Section 409A Accounts, the date of such termination shall be treated as a Termination of Employment of each Participant for the purpose of the Participant’s Pre-Section 409A Account, and the Company shall pay to each Participant the benefits such Participant would be entitled to receive under Article 4 of the Plan, except that such termination benefits shall be paid in a single lump sum payable on the last day of the month following the month in which termination of the Plan occurs unless the Administrator, in its complete and sole discretion determines to pay such amounts over a longer period not to exceed the period over which such amounts would otherwise have been paid had the Plan not been terminated.

ARTICLE 9

Beneficiaries

9.1Beneficiary Designation. The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the

Participant’s death. The Beneficiary designation shall be effective when it is submitted in writing to and acknowledged by the Administrator during the Participant’s lifetime on a form prescribed by the Administrator.

9.2Revision of Designation. The submission of a new Beneficiary designation shall cancel all prior Beneficiary designations.

9.3Successor Beneficiary. If the primary Beneficiary dies prior to complete distribution of the benefits provided in Article 5, the remaining Account balance shall be paid to the contingent Beneficiary elected by the Participant in the form of a lump sum payable no later than the last day of the month following the month in which the last remaining primary Beneficiary’s death is established.

9.4Absence of Valid Designation. If a Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked without execution of a new designation, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the Administrator shall direct the distribution of such benefits to the Participant’s spouse, if the Participant was married on the date of death (as determined by the Administrator using the same definitions and rules applicable under the Equifax Inc. 401(k) Plan), or, if the Participant was not married on the date of death, to the Participant’s estate.

ARTICLE 10

Administration/Claims Procedures

10.1 Administration. The Plan shall be administered by the Administrator, which shall have the exclusive right and full discretion (i) to interpret the Plan, (ii) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions), (iii) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (iv) to make all other determinations necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan. All interpretations of the Administrator with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby. No member of the Administrator shall be liable for any determination, decision, or action made in good faith with respect to the Plan. The Company will indemnify and hold harmless the members of the Administrator from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.

10.2 Claims Procedure. Any Participant, former Participant or Beneficiary may file a written claim with the Administrator setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit. The Administrator shall determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after the date of the claim. The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such ninety (90) day period. If additional information is necessary to make a determination on a claim, the claimant shall be advised of the need for such additional information within forty-five (45) days after the date of the claim. The claimant shall have up to one hundred and eighty (180) days to supplement the claim information, and the claimant shall be advised of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the one hundred and eighty (180) day period. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (iii) description of any additional material or information that is necessary to process the claim, and (iv) an explanation of the procedure for further reviewing the denial of the claim.

10.3 Review Procedures. Within sixty (60) days after the receipt of a denial on a claim, a claimant or his/her authorized representative may file a written request for review of such denial. Such review shall be undertaken by the Administrator and shall be a full and fair review. The claimant shall have the right to review all pertinent documents. The Administrator shall issue a decision not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred and twenty (120) days after receipt of the claimant’s request for review. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based and shall include an explanation the claimants right to pursue a legal action in the event the claim is denied.

ARTICLE 11

Conditions Related to Benefits

11.1 Nonassignability. The rights and benefits provided under the Plan shall not be subject to sale, alienation, assignment, transfer, pledge or hypothecation by the Participant or any Beneficiary and any attempt to sell, alienate, assign, transfer, pledge or hypothecate an Account balance or Plan benefits including, without limitation, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement shall be null and void and not binding on the Company or the Plan. The Deferred Stock and Plan benefits shall be exempt from the claims of creditors or other claimants of the Participant or Beneficiary and from all orders, decrees, levies, garnishment or executions to the fullest extent allowed by law.

11.2 No Right to Company Assets. The Deferred Stock paid under the Plan shall be paid from treasury shares of the Company, shares acquired at the time of distribution by the Company for such purposes or shares held in a trust maintained by the Company, and the Participant and any Beneficiary shall be no more than an unsecured general creditor of the Company with no special or prior right to any assets or shares of the Company for payment of any obligations hereunder. At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors in accordance with the terms of the trusts. Benefits paid to the Participant from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

11.3 Securities Law Compliance. Notwithstanding anything contained herein, the Company shall not be obligated to honor any election or make any distribution under this Plan or to sell, issue or effect any transfer of any Common Stock unless such distribution, sale, issuance or transfer is at such time effectively (i) registered or exempt from registration under the Securities Act of 1933, as amended (the “Act”) and (ii) qualified or exempt from qualification under the applicable state securities laws. As a condition to make any election or receive any distribution under this Plan, the Participant or other payee shall make such representations as may be deemed appropriate by counsel to the Company for the Company to use any available exemption from registration under the Act or qualification under any applicable state securities law.

11.4 Withholding. The Participant shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other employee tax requirements applicable to the deferral and distribution of shares under the Plan. If no other arrangements are made, the Company may provide, at its discretion, for such withholding and tax payments as may be required, including, without limitation, by the reduction of other amounts payable to the Participant.

11.5 Assumptions and Methodology. To the extent required, the Administrator shall establish the assumptions and method of calculation used in determining the value of Common Stock, benefits, payments, fees, expenses or any other amounts required to be calculated under the terms of the Plan. The Administrator shall also establish reasonable procedures regarding the form and timing of installment payments. Unless otherwise specified by the Administrator, installment payments shall be calculated by equally dividing the amount of Deferred Stock in the Participant’s Account by the number of installment payments elected and rounding down to the nearest whole share until the final installment which shall include the full balance remaining in the Participant’s Account.

ARTICLE 12

Miscellaneous

12.1 Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

12.2 Employment/Service Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or for services or as giving any Participant any right to continued employment with or performance of services for the Company or an Employer, nor as a limitation on the right of the Company or the Employer to terminate the employment or services of any Participant at any time.

12.3 Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

12.4 Captions. The captions of the articles, paragraphs and sections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

12.5 Validity. In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

12.6 Waiver of Breach. The waiver by the Company of any breach of any provision of the Plan shall not operate or be construed as a waiver of any subsequent breach by that Participant or any other Participant.

12.7 Notice. Any notice or filing required or permitted to be given to the Company or the Participant under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Administrator, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Company may be permitted by electronic communication according to specifications established by the Administrator.

12.8 Errors in Benefit Statement or Distributions. In the event an error is made in a benefit statement, such error shall be corrected as soon as practical following the date such error is discovered. In the event of an error in a distribution, the Participant’s Account shall, as soon as practical after the discovery of such error, be adjusted to reflect such under or over payment and, if possible and to the extent permitted without violating Section 409A, the next distribution shall be adjusted upward or downward to correct such prior error. If the remaining balance of a Participant’s Account is insufficient to cover an erroneous overpayment, the Company may, at its discretion, offset other amounts payable to the Participant from the Company (including but not limited to salary, bonuses, expense reimbursements, severance benefits or other compensation or benefit arrangements, to the extent allowed by law and permitted under Section 409A) to recoup the amount of such overpayment(s).

12.9 ERISA Plan. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.

12.10Applicable Law. The Plan shall be governed by ERISA and, in the event any provision of, or legal issue relating to, this Plan is not fully preempted by ERISA, such issue or provision shall be governed by the laws of the State of Georgia (without regard to conflict of law provisions).

12.11Compliance With Section 409A. The Plan is intended to satisfy the requirements of Section 409A and any regulations or guidance that may be adopted thereunder from time to time, including any transition relief available under applicable guidance related to Section 409A. The Plan may be amended and shall be interpreted by the Company as it determines necessary or appropriate in accordance with Section 409A and to avoid a plan failure under Section 409A(1).

IN WITNESS WHEREOF, the Company has caused this Plan to be executed as of the 13th day of December, 2019.

EQUIFAX INC.

BY: /s/ Carla J. Chaney
Carla Chaney
Chief Human Resource Officer